SCHEDULE A

                            (as of October 26, 2017)

                                     FUNDS

                                                    ANNUAL RATE OF
                                                    AVERAGE DAILY     EFFECTIVE
Series                                                NET ASSETS        DATE
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First Trust RiverFront Dynamic Europe ETF               0.83%         2/4/2015

First Trust RiverFront Dynamic Asia Pacific ETF         0.83%         2/4/2015

First Trust RiverFront Dynamic Emerging Markets ETF     0.95%         2/4/2015

First Trust RiverFront Dynamic Developed
   International ETF                                    0.83%         2/4/2015

First Trust Horizon Managed Volatility Domestic ETF     0.70%         8/22/2016

First Trust Horizon Managed Volatility Developed
   International ETF                                    0.80%         8/22/2016

First Trust California Municipal High Income ETF        0.65%         6/16/2017

First Trust Institutional Preferred Securities and
   Income ETF                                           0.85%         8/14/2017

First Trust Municipal High Income ETF                   0.70%        10/26/2017